Bank of America 2Q23 Financial Results July 18, 2023

1 Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense. 2 CET1 stands for common equity tier 1. 3 GLS stands for Global Liquidity Sources. See note A on slide 33 for definition of Global Liquidity Sources. 4 Represents a non-GAAP financial measure. For important presentation information, see slide 36. EPS $0.88 +21% YoY Net income $7.4B +19% YoY Organic growth in all businesses Operating leverage1 8th consecutive quarter Strong balance sheet CET1 11.6%2 Robust liquidity GLS $867B3 Return on common equity 11.2% Return on tangible common equity4 15.5% Return on average assets 0.94% 2Q23 Results Highlights 2

Continued Organic Growth in 2Q23

Consumer Banking

- Added ~157,000 net new checking accounts; 18th consecutive quarter of growth
- Added 1.2 million credit card accounts[1]
- Record 3.7 million consumer investment accounts, with $46 billion net client flows since 2Q22
- Grew digital sales 8% YoY to 1.8 million; digital sales represented 51% of total sales

Global Wealth & Investment Management

- Added over 12,000 net new relationships across Merrill and Private Bank
- $83 billion total net client flows since 2Q22
- Opened over 36,500 bank accounts, up 24% YoY
- Sent ~52,000 referrals to other lines of business

Global Banking

- Added more than 1,100 new clients YTD[2] while deepening relationships with existing clients
- Increased client-facing headcount by 9% since 2Q20
- $2.9 billion Global Transaction Services revenue, up 23% YoY
- #2 in investment banking fees; grew market share 153 bps vs. 2Q22[3]

Global Markets

- Highest first-half sales and trading revenue in over a decade
- Record average loans of $129 billion, up 12% YoY
- Credit trading revenue up 47% YoY in first half of 2023
- Zero trading loss days in first half of 2023

[1] Includes credit cards across Consumer Banking, Small Business, and Global Wealth & Investment Management.
[2] As of May, 2023.
[3] Source: Dealogic as of July 1, 2023.

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Erica® Active Users and Interactions (MM)7 Checks vs. Zelle® Sent Transactions (MM) Digital Sales6Digital Users2 and Households3 Digital Channel Usage4,5 1,089 1,368 1,640 1,770 47% 44% 48% 51% Digital unit sales (K) Digital as a % of total sales 2Q20 2Q21 2Q22 2Q23 0 500 1,000 1,500 2,000 0% 25% 50% 75% 100% 2,346 2,567 2,845 3,148 665 871 911 871 Digital channel usage (MM) Digital appointments (K) 2Q20 2Q21 2Q22 2Q23 1,000 1,500 2,000 2,500 3,000 3,500 250 500 750 1,000 1,250 1,500 39 41 43 46 52 53 55 57 68% 70% 72% 74% Active users (MM) Verified users (MM) Household adoption % 2Q20 2Q21 2Q22 2Q23 20 30 40 50 60 50% 60% 70% 80% 90% 100% Client Engagement Person-to-Person Payments (Zelle®)8 Digital Volumes 117 189 239 303 $32 $57 $73 $91 Transactions (MM) Volume ($B) 2Q20 2Q21 2Q22 2Q23 0 70 140 210 280 350 $0 $50 $100 $150 Consumer1 Digital Update 1 Includes all households/relationships with Consumer platform activity, except where otherwise noted. 2 Digital active users represents Consumer and Merrill mobile and/or online 90-day active users; verified users represent Consumer and Merrill users with a digital identification and password. 3 Household adoption represents households with consumer bank login activities in a 90-day period, as of May for each quarter presented. 4 Digital channel usage represents the total number of desktop and mobile banking sessions on the Consumer Banking platform. 5 Digital appointments represent the number of client-scheduled appointments made via online, smartphone, or tablet. 6 Digital sales represent sales initiated and/or booked via our digital platforms. 7 Erica engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 8 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users. 11.3 14.3 17.0 20.3 users (MM) 4 Digital Adoption 6.5 12.4 14.4 18.2 37.2 94.2 123.1 166.5 Erica® users Erica® interactions 2Q20 2Q21 2Q22 2Q23 0.0 5.0 10.0 15.0 20.0 0.0 50.0 100.0 150.0 200.0 130 133 123 111 79 125 156 197 Checks written Zelle® sent transactions 2Q20 2Q21 2Q22 2Q23 50 100 150 200

Erica® Interactions (MM)5 0.4 1.4 1.9 2.7 2Q20 2Q21 2Q22 2Q23 0.0 1.0 2.0 3.0 Person-to-Person Payments (Zelle®)6 Check Deposits eDelivery4Digital Households / Relationships Digital Channel Adoption1,3 66% 73% 75% 78% 2Q20 2Q21 2Q22 2Q23 0% 25% 50% 75% 100% 49% 53% 56% 59% 76% 75% 76% 76% Mobile adoption Online adoption 2Q20 2Q21 2Q22 2Q23 0% 25% 50% 75% 100% 643 681 690 718 77% 80% 82% 83% Digital households / relationships (K) Digital adoption % 2Q20 2Q21 2Q22 2Q23 500 550 600 650 700 750 60% 70% 80% 90% 100% Client Engagement Digital Volumes Global Wealth & Investment Management Digital Update 1 Digital Adoption is the percentage digitally active Merrill primary households ($250K+ in investable assets within the enterprise) and digitally active Private Bank core relationships ($3MM+ in total balances). Merrill excludes Stock Plan and Banking only households. Private Bank includes third party activities (effective 1Q23) and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships. 2 Digital Adoption as of May for 2Q20, 2Q21, and 2Q22. 2Q23 as of June for Merrill and as of May for Private Bank. 3 Digital channel adoption represents the percentage of desktop and mobile banking engagement, as of May for 2Q20, 2Q21, and 2Q22. 2Q23 as of June for Merrill and as of May for Private Bank. 4 GWIM eDelivery percentage includes Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) and Private Bank relationships that receive statements digitally, as of May for each quarter presented. 2Q20 and 2Q21 include only Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) that receive statements digitally. 5 Erica engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 6 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. 7 Includes mobile check deposits, remote deposit operations, and automated teller machine transactions. 5 Digital Adoption1,2 0.8 1.3 2.3 3.0 $0.4 $0.7 $1.4 $1.8 Transactions (MM) Volume ($B) 2Q20 2Q21 2Q22 2Q23 0.0 1.0 2.0 3.0 $0.0 $0.5 $1.0 $1.5 $2.0 1.4 1.4 1.3 1.3 72% 73% 75% 74% Physical (MM) Automated 2Q20 2Q21 2Q22 2Q23 0.0 0.5 1.0 1.5 50% 60% 70% 80% 90% 7

1 Digital active clients represents 90-day active clients across CashPro® and BA360 platforms. Metric tracked starting in 1Q21. Data as of May for each quarter presented. 2 CashPro® alert volume and CashPro® online reports and statements scheduled. 3 Represents March through May. 4 Eligible credit monitoring documents uploaded digitally through CashPro® Credit (i.e., clients with bilateral loans only and/or Commercial Real Estate Banking clients). Credit Monitoring Documents Uploaded Digitally (%)3,4 CashPro® Proactive Alerts & Insights (MM)2 Global Payments to Digital Wallets (K)3 17% 24% 39% 39% 2Q20 2Q21 2Q22 2Q23 0% 10% 20% 30% 40% 315 403 388 400 2Q20 2Q21 2Q22 2Q23 75 150 225 300 375 450 12.7 15.2 16.8 18.0 2Q20 2Q21 2Q22 2Q23 0.0 5.0 10.0 15.0 20.0 CashPro® App PaymentsClient Digital Adoption % CashPro® App Sign-ins (K) $48 $84 $167 $201 0.9 1.6 2.8 3.5 Value ($B) Volume (MM) 2Q20 2Q21 2Q22 2Q23 0 50 100 150 200 250 0.0 1.0 2.0 3.0 4.0 5.0 247 377 508 803 2Q20 2Q21 2Q22 2Q23 0 300 600 900 75% 76% 75% 2Q21 2Q22 2Q23 50% 60% 70% 80% Client Engagement Digital Volumes Global Banking Digital Update 6 Digital Adoption1

22% 21% 29% 3% 8% 3% 5% 6% 8% 6% 4% 8% 5% 4% 7% 7% 4% 2% 12% 4% 3% 4% 2% 6% 7% 6% 1Q- 15 2Q- 15 3Q- 15 4Q- 15 1Q- 16 2Q- 16 3Q- 16 4Q- 16 1Q- 17 2Q- 17 3Q- 17 4Q- 17 1Q- 18 2Q- 18 3Q- 18 4Q- 18 1Q- 19 2Q- 19 3Q- 21 4Q- 21 1Q- 22 2Q- 22 3Q- 22 4Q- 22 1Q- 23 2Q- 23 3Q19-2Q21 Break in operating leverage streak Revenue (%) (7) (5) (2) 1 (3) 1 3 2 7 7 1 7 4 (1) 4 6 — 2 12 10 2 6 8 11 13 11 Expense (%) (29) (25) (31) (2) (10) (2) (1) (4) (1) 1 (3) (1) (1) (5) (2) (1) (4) — — 6 (1) 2 6 6 6 5 Extended Quarterly Operating Leverage1 Streak 7 Note: Amounts may not total due to rounding. Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense. 1 Operating leverage calculated after adjusting 4Q17 revenue for the impact of the Tax Cuts and Jobs Act is a non-GAAP financial measure. Reported revenue growth and operating leverage were 11% and 12% for 4Q18, and 2% and 3% for 4Q17. Reported revenue was $22.7B, $20.4B, and $20.0B for 4Q18, 4Q17, and 4Q16, respectively. Excluding a $0.9B noninterest income charge from enactment of the Tax Act, 4Q17 revenue was $21.4B. For important presentation information, see slide 36.

Note: FTE stands for fully taxable-equivalent basis. 1 ROE stands for return on average common shareholders’ equity; ROTCE stands for return on average tangible common shareholders’ equity. 2 Represent non-GAAP financial measures. For important presentation information about these measures, see slide 36. 3 For more information on reserve build (release), see note B on slide 33. Net charge-offs exclude loans measured at fair value. 4 Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 5 See note A on slide 33 for definition of Global Liquidity Sources. 6 Subject to approval from the Bank of America Corporation (“the Corporation”) Board of Directors. 2Q23 Highlights (Comparisons to 2Q22, unless otherwise noted) • Net income of $7.4B; diluted earnings per share of $0.88; ROE1 11.2%, ROTCE1,2 15.5% • Revenue, net of interest expense, of $25.2B increased $2.5B, or 11% – Net interest income (NII) of $14.2B ($14.3B FTE2) increased $1.7B, or 14%, driven primarily by benefits from higher interest rates and loan growth – Noninterest income of $11.0B increased $795MM, or 8%, as higher sales and trading revenue more than offset lower service charges and investment and brokerage fees • Provision for credit losses of $1.1B – Net reserve build of $256MM vs. net reserve release of $48MM in 2Q22; build of $124MM in 1Q233 – Net charge-offs (NCOs) of $869MM increased compared to 2Q22 and 1Q23, and remained below pre-pandemic levels3 – Net charge-off ratio of 33 bps increased 10 bps vs. 2Q22 and 1 bp vs. 1Q234 • Noninterest expense of $16.0B increased $0.8B, or 5%, vs. 2Q22 – Generated operating leverage for the eighth consecutive quarter (605 bps in 2Q23) • Balance sheet remained strong – Average loans and leases grew $5B from 1Q23 – Average deposits decreased $18B from 1Q23 – Common Equity Tier 1 ratio of 11.6% increased 23 bps from 1Q23 – Average Global Liquidity Sources of $867B5 – Paid $1.8B in common dividends and repurchased $0.5B of common stock, predominantly offsetting shares awarded under equity-based compensation plans – Announced expectation for 9% increase in quarterly common dividend to begin in 3Q236 8

Note: Amounts may not total due to rounding. N/M stands for not meaningful. 1 Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note C on slide 33. For important presentation information about these measures, see slide 36. Summary Income Statement ($B, except per share data) 2Q23 1Q23 Inc / (Dec) 2Q22 Inc / (Dec) Total Revenue, net of interest expense $25.2 $26.3 ($1.1) (4) % $22.7 $2.5 11 % Provision for credit losses 1.1 0.9 0.2 21 0.5 0.6 115 Net charge-offs 0.9 0.8 0.1 8 0.6 0.3 52 Reserve build (release) 0.3 0.1 0.1 106 — 0.3 N/M Noninterest expense 16.0 16.2 (0.2) (1) 15.3 0.8 5 Pretax income 8.0 9.1 (1.1) (12) 6.9 1.1 17 Pretax, pre-provision income1 9.2 10.0 (0.9) (9) 7.4 1.7 24 Income tax expense 0.6 0.9 (0.3) (33) 0.6 — (3) Net income $7.4 $8.2 ($0.8) (9) $6.2 $1.2 19 Diluted earnings per share $0.88 $0.94 ($0.06) (6) $0.73 $0.15 21 Average diluted common shares (in millions) 8,081 8,182 (102) (1) 8,163 (82) (1) Return Metrics and Efficiency Ratio Return on average assets 0.94% 1.07% 0.79 % Return on average common shareholders' equity 11.2 12.5 9.9 Return on average tangible common shareholders' equity1 15.5 17.4 14.1 Efficiency ratio 64 62 67 2Q23 Financial Results 9

Balance Sheet, Liquidity, and Capital

(EOP[1] basis unless noted)

Balance Sheet Metrics	2Q23	1Q23	2Q22
Assets ($B)			
Total assets	**$3,123**	$3,195	$3,112
Total loans and leases	**1,051**	1,046	1,031
Cash and cash equivalents	**374**	376	198
Total debt securities	**756**	797	933
Funding & Liquidity ($B)			
Total deposits	**$1,877**	$1,910	$1,984
Long-term debt	**286**	284	276
Global Liquidity Sources (average)[2]	**867**	854	984
Equity ($B)			
Common shareholders' equity	**$255**	$252	$240
Common equity ratio	**8.2 %**	7.9 %	7.7 %
Tangible common shareholders' equity[3]	**$185**	$182	$170
Tangible common equity ratio[3]	**6.1 %**	5.8 %	5.6 %
Per Share Data			
Book value per common share	**$32.05**	$31.58	$29.87
Tangible book value per common share[3]	**23.23**	22.78	21.13
Common shares outstanding (in billions)	**7.95**	7.97	8.04

Basel 3 Capital ($B)[4]	2Q23	1Q23	2Q22
Common equity tier 1 capital	**$190**	$184	$172
Standardized approach			
Risk-weighted assets (RWA)	**$1,638**	$1,622	$1,638
CET1 ratio	**11.6 %**	11.4 %	10.5 %
Advanced approaches			
Risk-weighted assets	**$1,436**	$1,427	$1,407
CET1 ratio	**13.2 %**	12.9 %	12.2 %
Supplementary leverage			
Supplementary Leverage Ratio	**6.0 %**	6.0 %	5.5 %

- CET1 ratio of 11.6% increased 23 bps vs. 1Q23[4]
  - CET1 capital of $190B increased $6B from 1Q23, driven by net income, partially offset by capital distributions to shareholders
  - Standardized RWA of $1,638B increased $17B from 1Q23
- Book value per share of $32.05 improved 7% from 2Q22
- Average Global Liquidity Sources[2] of $867B increased $13B, or 2%, from 1Q23

[1] EOP stands for end of period.
[2] See note A on slide 33 for definition of Global Liquidity Sources.
[3] Represent non-GAAP financial measures. For important presentation information, see slide 36.
[4] Regulatory capital ratios at June 30, 2023 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the CET1 ratio under the Standardized approach for all periods presented.

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$1,000 $1,024 $1,029 $1,031 $1,037 290 295 300 304 307 219 224 225 221 219 377 384 380 381 383 114 120 123 125 129 Consumer Banking GWIM Global Banking Global Markets 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $250 $500 $750 $1,000 $1,250 $1,015 $1,034 $1,039 $1,041 $1,047 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $250 $500 $750 $1,000 $1,250 +6% 0% +2% +12% Average Loan and Lease Trends YoY +3% YoY +4% YoY (32%) Note: Amounts may not total due to rounding. Total Loans and Leases in All Other ($B) Loans and Leases in Business Segments ($B) Total Loans and Leases by Portfolio ($B) Total Loans and Leases ($B) $446 $449 $453 $453 $454 $569 $585 $587 $588 $593 Consumer Commercial 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $250 $500 $750 11 12 8 8 8 8 3 3 2 2 2 $14 $11 $10 $10 $10 Residential mortgage Home equity 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $5 $10 $15 $20

$295 $197 Interest-bearing Noninterest-bearing 03/31/23 06/30/23 $150 $200 $250 $300 $350 $220 $72 Bank deposits Sweep deposits 03/31/23 06/30/23 $0 $100 $200 $300 $115 $371 $519 Consumer investments & CDs Other non-checking Checking 03/31/23 06/30/23 $0 $200 $400 $600 $1,289 $588 Interest-bearing Noninterest-bearing 03/31/23 06/30/23 $500 $1,000 $1,500 Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Weekly Ending Deposit Trends 12 $547 $271 $225 $400 Note: Amounts may not total due to rounding. Deposit trends represent weekly end-of-period deposit balances. Total Corporation also includes Global Markets and All Other. 1 Includes Consumer and Small Business checking products and excludes consumer investments, which are included in Consumer investments & CDs. 2 Includes Preferred Deposits, other non-sweep Merrill Bank deposits, and Private Bank deposits. $222 $80 $1,275 $636 1 2 $97 $1,045 $1,004Total $1,910 $1,877 $301 $293 $496 $493

Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Average Deposit Trends Bank of America Ranked #1 in U.S. Retail Deposit Market Share1 Note: Amounts may not total due to rounding. Total Corporation also includes Global Markets and All Other. 1 Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data. 2 Includes Consumer and Small Business checking products and excludes consumer investments, which are included in non-checking. 3 Includes Preferred Deposits, other non-sweep Merrill Bank deposits, and Private Bank deposits. $256 $364 $339 $318 $314 $295 167 200 206 211 224 219 88 163 134 106 90 76 Bank deposits Sweep deposits 4Q19 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $100 $200 $300 $400 $1,410 $2,012 $1,963 $1,926 $1,894 $1,875 1,002 1,222 1,225 1,245 1,264 1,278 409 790 738 681 630 597 Interest-bearing Noninterest-bearing 4Q19 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $500 $1,000 $1,500 $2,000 $2,500 $379 $509 $495 $503 $493 $498 209 142 171 226 257 289 169 367 324 278 236 208 Interest-bearing Noninterest-bearing 4Q19 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $200 $400 $600 (2%) (16%) +1% (5%) QoQ (1%) QoQ (6%) QoQ (2%) +13% (12%) (2%) QoQ +1% 13 $720 $1,078 $1,069 $1,047 $1,026 $1,006 377 523 522 511 501 490 343 555 547 536 525 517 Non-checking Checking 4Q19 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $250 $500 $750 $1,000 $1,250 (2%) 2 +28% +46% vs. 4Q19 +33% +31% (14%) vs. 4Q19 +15% +30% +51% vs. 4Q19 +40% +38% +23% vs. 4Q19 +31% 3

Managing Excess Deposits

Deposits in Excess of Loans (EOP, $B)



$720
$990
$954
$826
$1,719
$1,909
$1,984
$1,877
$999
$919
$1,031
$1,051
2Q20
2Q21
2Q22
2Q23
Deposits
Loans
Deposits in excess of loans

Cash and Securities Portfolios ($B)[1]



$761
203
289
269
$1,200
289
260
651
$1,131
275
198
658
$1,130
142
374
614
2Q20
2Q21
2Q22
2Q23
HTM securities
Cash and cash equivalents
AFS and other securities:
Hedged
Unhedged

Cash & Securities Yield and Deposit Rates



1.28%
0.09%
1.00%
0.03%
1.55%
0.06%
3.19%
1.24%
2Q20
2Q21
2Q22
2Q23
Cash & securities yield[2]
Cash & securities vs. deposits
Total deposit rate paid

- Deposits in excess of loans grew from $0.5T in 4Q19 to $1.1T (4Q21-1Q22) and were $0.8T at June 30, 2023
- Excess deposits stored in cash and investment securities
  - 54% HTM and 46% cash and AFS at June 30, 2023
- AFS securities substantially all hedged with floating rate swaps
  - Sold $93B securities and closed hedges in 1H23 with proceeds added to cash
- HTM securities book has declined quarterly since peaking at $683B in 3Q21; down $69B at June 30, 2023 vs. 3Q21
  - HTM valuation declined $7B in 2Q23, driven primarily by higher mortgage interest rates
- NII (excluding Global Markets) of $14.0B in 2Q23 vs. trough of $9.1B in 3Q20[3]
- Cash and securities yield continued to improve faster than rate paid on total average deposits rose

Note: Amounts may not total due to rounding.
[1] AFS stands for available-for-sale. HTM stands for held-to-maturity.
[2] Yields based on average balances. Yield on cash represents yield on interest-bearing deposits with the Federal Reserve, non-U.S. central banks and other banks.
[3] Fully taxable-equivalent basis. Represents a non-GAAP financial measure. Reported NII was $14.2B and $10.1B in 2Q23 and 3Q20. FTE NII was $14.3B and $10.2B in 2Q23 and 3Q20. Global Markets NII was $0.3B and $1.1B in 2Q23 and 3Q20. For important presentation information, see slide 36.

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• Net interest income of $14.2B ($14.3B FTE1) – Increased $1.7B YoY, driven by benefits from higher interest rates, including lower premium amortization expense, and loan growth, partially offset by lower average deposit balances and NII related to GM activity – Decreased $0.3B, or 2%, from 1Q23, driven by higher deposit costs and lower balances, partially offset by higher asset yields, higher NII related to GM activity, and one additional day of interest accrual – NII related to GM activity declined approximately $0.7B YoY and increased $0.2B from 1Q23 – Premium amortization expense of $30MM in 2Q23, $34MM in 1Q23, and $584MM in 2Q22 • Net interest yield of 2.06% was impacted by higher 2Q23 average earning assets (late-1Q23 cash positioning changes) and increased 20 bps YoY; decreased 14 bps from 1Q23 – Excluding Global Markets, net interest yield of 2.65%1 • As of June 30, 2023, a +100 bps parallel shift in the interest rate yield curve is estimated to benefit net interest income by $3.3B over the next 12 months2 Net Interest Income (FTE, $B)1 Net Interest Income Increased $1.7B, or 14%, YoY Net Interest Yield (FTE)1 Note: FTE stands for fully taxable-equivalent basis. GM stands for Global Markets. 1 Represent non-GAAP financial measures. Net interest yield adjusted to exclude Global Markets NII of $0.3B, $0.1B, $0.4B, $0.7B, and $1.0B and average earning assets of $657.9B, $627.9B, $610.0B, $591.9B, and $598.8B for 2Q23, 1Q23, 4Q22, 3Q22, and 2Q22, respectively. The Corporation believes the presentation of net interest yield excluding Global Markets provides investors with transparency of NII and net interest yield in core banking activities. For important presentation information, see slide 36. 2 NII asset sensitivity represents banking book positions. See note D on slide 33 for information on asset sensitivity assumptions. 1.86% 2.06% 2.22% 2.20% 2.06% 2.20% 2.51% 2.81% 2.85% 2.65% Reported net interest yield Net interest yield excl. GM 2Q22 3Q22 4Q22 1Q23 2Q23 1.00% 1.50% 2.00% 2.50% 3.00% $12.5 $13.9 $14.8 $14.6 $14.3 $12.4 $13.8 $14.7 $14.4 $14.2 Net interest income (GAAP) FTE Adjustment 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $5.0 $10.0 $15.0 15

$15.3 $15.3 $15.5 $16.2 $16.0 8.9 8.9 9.2 9.9 9.4 6.4 6.4 6.4 6.3 6.6 Compensation and benefits Other 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $10.0 $20.0 67% 62% 63% 62% 64% 2Q22 3Q22 4Q22 1Q23 2Q23 50% 60% 70% Total Noninterest Expense ($B) Efficiency Ratio Expense and Efficiency Note: Amounts may not total due to rounding. 16 • Noninterest expense of $16.0B in 2Q23 included $276MM litigation expense, driven by agreements reached on consumer regulatory matters – Increased $0.8B, or 5%, vs. 2Q22, driven by increased investments in the franchise across people and technology, as well as higher FDIC expense from the increased assessment on banks announced in 2022 – Declined $0.2B, or 1%, vs. 1Q23, driven primarily by the absence of seasonally higher payroll taxes, partially offset by the higher litigation expense ($276MM in 2Q23 vs. $89MM in 1Q23) • 2H23 expense could include an accrual of approximately $1.9B upon enactment of the final FDIC special assessment rule for uninsured deposits of failed banks, if enacted consistent with the proposed rule

• Total net charge-offs of $869MM1 increased $62MM from 1Q23 – Consumer net charge-offs of $720MM increased $67MM, driven primarily by higher credit card losses ◦ Credit card loss rate of 2.60% in 2Q23 vs. 2.21% in 1Q23 ◦ Credit card loss rate remained below 4Q19 pre-pandemic loss rate of 3.03% – Commercial net charge-offs of $149MM decreased $5MM, as lower Commercial and Industrial net charge-offs were mostly offset by higher Commercial Real Estate net charge-offs • Net charge-off ratio of 0.33% increased 1 bp from 1Q23 and remained below pre-pandemic levels • Provision for credit losses of $1.1B – Net reserve build of $256MM in 2Q23, driven primarily by credit card loan growth • Allowance for loan and lease losses of $13.0B represented 1.24% of total loans and leases1,2 – Total allowance of $14.3B included $1.4B for unfunded commitments • Nonperforming loans (NPLs) increased $0.2B from 1Q23, to $4.1B – 61% of Consumer NPLs are contractually current • Commercial reservable criticized utilized exposure of $21.5B increased $1.7B from 1Q23, driven primarily by Commercial Real Estate Asset Quality 1 Excludes loans measured at fair value. 2 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Provision for Credit Losses ($MM) Net Charge-offs ($MM)1 $523 $898 $1,092 $931 $1,125 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $500 $1,000 $1,500 $571 $520 $689 $807 $869 0.23% 0.20% 0.26% 0.32% 0.33% Net charge-offs Net charge-off ratio 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $200 $400 $600 $800 $1,000 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 17

Commercial Net Charge-offs ($MM) Consumer Net Charge-offs ($MM) Asset Quality – Consumer and Commercial Portfolios 1 Excludes loans measured at fair value. 2 Fully-insured loans are FHA-insured loans and other loans individually insured under long-term standby agreements. 3 C&I includes commercial and industrial and commercial lease financing. $46 $61 $158 $154 $149 0.03% 0.04% 0.11% 0.11% 0.10% Small business Commercial real estate C&I Commercial NCO ratio 2Q22 3Q22 4Q22 1Q23 2Q23 ($50) $0 $50 $100 $150 $200 (0.05)% 0.00% 0.05% 0.10% 0.15% 0.20% $525 $459 $531 $653 $720 0.47% 0.41% 0.47% 0.58% 0.64% Credit card Other Consumer NCO ratio 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $200 $400 $600 $800 0.00% 0.25% 0.50% 0.75% 1.00% Commercial Metrics ($MM) 2Q23 1Q23 2Q22 Provision $25 ($14) $113 Reservable criticized utilized exposure 21,469 19,789 18,114 Nonperforming loans and leases 1,397 1,204 1,298 % of loans and leases1 0.24% 0.20% 0.22 % Allowance for loans and leases $5,200 $5,153 $5,361 % of loans and leases1 0.88% 0.87% 0.93 % Consumer Metrics ($MM) 2Q23 1Q23 2Q22 Provision $1,100 $945 $410 Nonperforming loans and leases 2,729 2,714 2,866 % of loans and leases1 0.60% 0.60% 0.64 % Consumer 30+ days performing past due $3,603 $3,344 $2,806 Fully-insured2 525 580 734 Non fully-insured 3,078 2,764 2,072 Consumer 90+ days performing past due 1,185 1,168 1,000 Allowance for loans and leases 7,750 7,361 6,612 % of loans and leases1 1.70% 1.63% 1.48% # times annualized NCOs 2.68 x 2.78 x 3.14 x 18 3

Consumer Banking

Summary Income Statement ($MM)	2Q23	Inc / (Dec) 1Q23	2Q22
Total revenue, net of interest expense	**$10,524**	($182)	$1,388
Provision (benefit) for credit losses	**1,267**	178	917
Noninterest expense	**5,453**	(20)	494
Pretax income	**3,804**	(340)	(23)
Pretax, pre-provision income[1]	**5,071**	*(162)*	*894*
Income tax expense	**951**	(85)	13
Net income	**$2,853**	($255)	($36)

Key Indicators ($B)	2Q23	1Q23	2Q22
Average deposits	**$1,006.3**	$1,026.2	$1,078.0
Rate paid on deposits	**0.22 %**	0.12 %	0.02 %
Cost of deposits[2]	**1.37**	1.36	1.14
Average loans and leases	**$306.7**	$303.8	$289.6
Net charge-off ratio	**1.07 %**	0.97 %	0.70 %
Net charge-offs ($MM)	**$819**	$729	$502
Reserve build (release) ($MM)	**448**	360	(152)
Consumer investment assets[3]	**$386.8**	$354.9	$315.2
Active mobile banking users (MM)	**37.3**	36.3	34.2
% Consumer sales through digital channels	**51 %**	51 %	48 %
Number of financial centers	**3,887**	3,892	3,984
Combined credit / debit purchase volumes[4]	**$226.1**	$209.9	$220.5
Total consumer credit card risk-adjusted margin[4]	**7.83 %**	8.69 %	9.95 %
Return on average allocated capital	**27**	30	29
Allocated capital	**$42.0**	$42.0	$40.0
Efficiency ratio	**52 %**	51 %	54 %

- Net income of $2.9B decreased 1% from 2Q22, as strong revenue growth was offset by increased provision and noninterest expense
  - Pretax, pre-provision income[1] of $5.1B increased 21% from 2Q22
  - 9th consecutive quarter of operating leverage; efficiency ratio improved YoY to 52%
- Revenue of $10.5B improved 15% from 2Q22, due to increased NII driven by higher interest rates and loan balances, partially offset by lower service charges
- Provision for credit losses of $1.3B vs. $0.3B in 2Q22
  - Net reserve build of $448MM in 2Q23, driven primarily by credit card loan growth
  - Net charge-offs of $819MM increased $317MM, driven by credit card
- Noninterest expense of $5.5B increased 10% from 2Q22, driven primarily by continued investments in employees and higher litigation expense, including consumer regulatory matters
- Average deposits above $1T decreased $72B, or 7%, from 2Q22
  - 57% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $307B increased $17B, or 6%, from 2Q22
- Combined credit / debit card spend[4] of $226B increased 3% from 2Q22, with credit up 1% and debit up 3%
- Record consumer investment assets[3] of $387B grew $72B, or 23%, from 2Q22, driven by record $46B of client flows from new and existing clients and higher market valuations
  - 3.7MM consumer investment accounts, up 10%
- 10.4MM Total clients[6] enrolled in Preferred Rewards, up 6% from 2Q22; 99% annualized retention rate

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 33. For important presentation information, see slide 36.
[2] Cost of deposits calculated as annualized noninterest expense as a percentage of total average deposits within the Deposits sub-segment.
[3] End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and assets under management (AUM) in Consumer Banking.
[4] Includes consumer credit card portfolios in Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of May, 2023. Includes clients in Consumer, Small Business, and GWIM.

19

Global Wealth & Investment Management

Summary Income Statement ($MM)	2Q23	Inc / (Dec) 1Q23	2Q22
Total revenue, net of interest expense	**$5,242**	($73)	($191)
Provision (benefit) for credit losses	**13**	(12)	(20)
Noninterest expense	**3,925**	(142)	50
Pretax income	**1,304**	81	(221)
Pretax, pre-provision income[1]	***1,317***	*69*	*(241)*
Income tax expense	**326**	20	(48)
Net income	**$978**	$61	($173)

Key Indicators ($B)	2Q23	1Q23	2Q22
Average deposits	**$295.4**	$314.0	$363.9
Rate paid on deposits	**2.35 %**	1.97 %	0.11 %
Average loans and leases	**$218.6**	$221.4	$219.3
Net charge-off ratio	**0.01 %**	0.01 %	0.02 %
Net charge-offs ($MM)	**$3**	$6	$9
Reserve build (release) ($MM)	**10**	19	24
AUM flows	**$14.3**	$15.3	$1.0
Pretax margin	**25 %**	23 %	28 %
Return on average allocated capital	**21**	20	26
Allocated capital	**$18.5**	$18.5	$17.5

- Net income of $1.0B decreased 15% from 2Q22
  - Pretax margin of 25%
  - Strong organic client activity
- Revenue of $5.2B decreased 4% compared to 2Q22, as lower average equity and fixed income market levels and transactional volumes drove asset management and brokerage fees lower
- Noninterest expense of $3.9B increased 1% vs. 2Q22, as investments in the business, including strategic hiring, were mostly offset by lower revenue-related incentives
- Client balances of $3.6T increased 8% from 2Q22, driven by higher market valuations and positive net client flows
  - AUM flows of $14B in 2Q23
- Average deposits of $295B decreased $69B, or 19%, from 2Q22
- Average loans and leases of $219B were relatively flat to 2Q22
- Added over 12,000 net new relationships across Merrill and Private Bank in 2Q23
  - Opened over 36,500 new bank accounts
- 83% of GWIM households / relationships digitally active across the enterprise

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 33. For important presentation information, see slide 36.

20

Global Banking

Summary Income Statement ($MM)	2Q23	Inc / (Dec) 1Q23	Inc / (Dec) 2Q22
Total revenue, net of interest expense[1]	**$6,462**	$259	$1,456
Provision (benefit) for credit losses	**9**	246	(148)
Noninterest expense	**2,819**	(121)	20
Pretax income	**3,634**	134	1,584
Pretax, pre-provision income[2]	**3,643**	*380*	*1,436*
Income tax expense	**981**	36	438
Net income	**$2,653**	$98	$1,146

Selected Revenue Items ($MM)	2Q23	1Q23	2Q22
Total Corporation IB fees (excl. self-led)[1]	**$1,212**	$1,163	$1,128
Global Banking IB fees[1]	**718**	668	692
Business Lending revenue	**2,692**	2,334	2,032
Global Transaction Services revenue	**2,923**	3,065	2,381

Key Indicators ($B)	2Q23	1Q23	2Q22
Average deposits	**$497.5**	$492.6	$509.3
Average loans and leases	**383.1**	381.0	377.2
Net charge-off ratio	**0.06 %**	0.09 %	0.01 %
Net charge-offs ($MM)	**$59**	$87	$14
Reserve build (release) ($MM)	**(50)**	(324)	143
Return on average allocated capital	**22 %**	21 %	14 %
Allocated capital	**$49.3**	$49.3	$44.5
Efficiency ratio	**44 %**	47 %	56 %

- Net income of $2.7B increased 76% from 2Q22
  - Pretax, pre-provision income[2] of $3.6B increased 65% from 2Q22
- Revenue of $6.5B increased 29% vs. 2Q22, driven primarily by higher NII, higher leasing revenue, and the absence of mark-to-market losses related to leveraged finance positions in 2Q22; partially offset by lower treasury service charges due to higher earnings credit rates
- Total Corporation investment banking fees (excl. self-led) of $1.2B increased $0.1B, or 7%, from 2Q22
  - Improved market share 153 bps from 2Q22; #2 investment banking fee ranking[3]
- Provision for credit losses of $9MM decreased $148MM vs. 2Q22, as the prior year included a reserve build
- Noninterest expense of $2.8B increased 1% from 2Q22, as continued investments in the business, including technology and strategic hiring in 2022, were mostly offset by the absence of expenses recognized for certain regulatory matters in 2Q22
- Average deposits of $498B decreased $12B, or 2%, from 2Q22
- Average loans and leases of $383B increased $6B, or 2%, from 2Q22

[1] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 33. For important presentation information, see slide 36.
[3] Source: Dealogic as of July 1, 2023.

21

Global Markets[1]

Summary Income Statement ($MM)	2Q23	Inc / (Dec) 1Q23	2Q22
Total revenue, net of interest expense[2]	**$4,871**	($755)	$369
Net DVA	***(102)***	*(116)*	*(260)*
Total revenue (excl. net DVA)[2,3]	***4,973***	*(639)*	*629*
Provision (benefit) for credit losses	**(4)**	49	(12)
Noninterest expense	**3,349**	(2)	240
Pretax income	**1,526**	(802)	141
Pretax, pre-provision income[4]	***1,522***	*(753)*	*129*
Income tax expense	**420**	(220)	53
Net income	**$1,106**	($582)	$88
Net income (excl. net DVA)[3]	***$1,184***	***($493)***	***$286***

Selected Revenue Items ($MM)[2]	2Q23	1Q23	2Q22
Sales and trading revenue	**$4,285**	$5,067	$4,153
Sales and trading revenue (excl. net DVA)[3]	**4,387**	5,053	3,995
FICC (excl. net DVA)[3]	**2,764**	3,429	2,340
Equities (excl. net DVA)[3]	**1,623**	1,624	1,655
Global Markets IB fees	**503**	469	461

Key Indicators ($B)	2Q23	1Q23	2Q22
Average total assets	**$877.5**	$870.0	$866.7
Average trading-related assets	**621.1**	626.0	606.1
Average 99% VaR ($MM)[5]	**76**	109	118
Average loans and leases	**128.5**	125.0	114.4
Net charge-offs ($MM)	**5**	—	(4)
Reserve build (release) ($MM)	**(9)**	(53)	12
Return on average allocated capital	**10 %**	15 %	10 %
Allocated capital	**$45.5**	$45.5	$42.5
Efficiency ratio	**69 %**	60 %	69 %

- Net income of $1.1B increased 9% from 2Q22
  - Excluding net DVA, net income of $1.2B increased 32%[3]
- Revenue of $4.9B increased 8% from 2Q22, driven primarily by higher sales and trading revenue and the absence of mark-to-market losses related to leveraged finance positions in 2Q22
- Sales and trading revenue of $4.3B increased 3% from 2Q22
  - Fixed income, currencies, and commodities (FICC) revenue increased 7%, to $2.7B, driven by strong trading performance in currencies, emerging markets interest rates, and secured financing, as well as improved trading in credit and mortgage products, partially offset by weakness in commodities
  - Equities revenue decreased 2%, to $1.6B, driven primarily by weaker trading performance in derivatives, partially offset by an increase in client financing activities
- Excluding net DVA, sales and trading revenue of $4.4B increased 10% from 2Q22[3]
  - FICC revenue of $2.8B increased 18%[3]
  - Equities revenue of $1.6B decreased 2%[3]
- Noninterest expense of $3.3B increased 8% vs. 2Q22, driven by investments in the business, including people and technology, and activity-related expenses, partially offset by the absence of expenses recognized for certain regulatory matters in 2Q22
- Average VaR of $76MM in 2Q23[5]

[1] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Represents a non-GAAP financial measure. Reported FICC sales and trading revenue was $2.7B, $3.4B, and $2.5B for 2Q23, 1Q23, and 2Q22, respectively. Reported Equities sales and trading revenue was $1.6B, $1.6B, and $1.7B for 2Q23, 1Q23, and 2Q22, respectively. See note E on slide 33 and slide 36 for important presentation information.
[4] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 33. For important presentation information, see slide 36.
[5] See note F on slide 33 for the definition of VaR.

22

All Other1 • Net loss of $182MM included a $197MM pretax loss on sales of AFS debt securities • Total corporate effective tax rate (ETR) for the quarter was 8% – Excluding any discrete tax benefits and recurring ESG tax credit benefits, the ETR would have been approximately 26% 1 All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses, and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. 2 Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note C on slide 33. For important presentation information, see slide 36. Inc/(Dec) Summary Income Statement ($MM) 2Q23 1Q23 2Q22 Total revenue, net of interest expense ($1,767) ($309) ($481) Provision (benefit) for credit losses (160) (267) (135) Noninterest expense 492 85 (39) Pretax income (loss) (2,099) (127) (307) Pretax, pre-provision income2 (2,259) (394) (442) Income tax (benefit) (1,917) (52) (443) Net income (loss) ($182) ($75) $136 23

Supplemental Business Segment Trends

Total Expense ($B) and Efficiency Total Revenue ($B) Average Deposits ($B) Consumer Investment Assets ($B)2 and Accounts (MM) Average Loans and Leases ($B) Consumer Banking Trends Note: Amounts may not total due to rounding. 1 See slide 34 for business leadership sources. 2 End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking. $9.1 $9.9 $10.8 $10.7 $10.5 7.1 7.8 8.5 8.6 8.4 2.0 2.1 2.3 2.1 2.1 Net interest income Noninterest income 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $4.0 $8.0 $12.0 $5.0 $5.1 $5.1 $5.5 $5.5 54% 51% 47% 51% 52% Noninterest expense Efficiency ratio 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $2.0 $4.0 $6.0 40% 50% 60% 70% $1,078$1,069$1,047$1,026$1,006 606 599 589 581 576 472 470 458 445 431 Checking Other 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $300 $600 $900 $1,200 $290 $295 $300 $304 $307 117 118 118 118 117 78 82 87 89 91 51 52 52 54 55 22 22 22 22 2121 21 21 22 22 Residential mortgage Consumer credit card Vehicle lending Home equity Small business / other 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $70 $140 $210 $280 $350 25 $315 $302 $320 $355 $387 3.4 3.4 3.5 3.6 3.7 Assets Accounts 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $100 $200 $300 $400 2.5 3.0 3.5 4.0 4.5 Business Leadership1 • No. 1 in estimated U.S. Retail Deposits(A) • No. 1 Online Banking and Mobile Banking Functionality(B) • No. 1 Small Business Lender(C) • Best Bank in North America(D) • Best Consumer Digital Bank in the U.S.(E) • Best Bank in the U.S. for Small and Medium Enterprises(F) • Certified by J.D. Power for Outstanding Client satisfaction with Customer Financial Health Support – Banking & Payments(G) • No. 1 in Customer Satisfaction for U.S. Retail Banking Advice(H)

1,068 1,255 1,096 1,187 1,137 2Q22 3Q22 4Q22 1Q23 2Q23 0 500 1,000 1,500 Home Equity1 New Originations ($B)4 Consumer Credit Update 1 Includes loan production within Consumer Banking and GWIM. Consumer credit card balances include average balances of $3.2B, $3.0B, and $2.8B in 2Q23, 1Q23, and 2Q22, respectively, within GWIM. 2 Calculated as the difference between total revenue, net of interest expense, and net credit losses divided by average loans. 3 Represents Consumer Banking only. 4 Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit. Consumer Vehicle Lending3 New Originations ($B) Consumer Credit Card1 New Accounts (K) 26 Residential Mortgage1 New Originations ($B)4 Key Stats 2Q22 1Q23 2Q23 Average outstandings ($B) 81.0 91.8 94.4 NCO ratio 1.60% 2.21% 2.60% Risk-adjusted margin2 9.95% 8.69% 7.83% Average line FICO 771 774 773 $7.1 $5.9 $6.8 $7.0 $6.8 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $2.5 $5.0 $7.5 $10.0 Key Stats 2Q22 1Q23 2Q23 Average outstandings ($B) 51.2 53.9 54.7 NCO ratio 0.02% (0.00%) 0.18% Average booked FICO 791 795 795 $14.5 $8.7 $5.2 $3.9 $5.9 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $10.0 $20.0 Key Stats 2Q22 1Q23 2Q23 Average outstandings ($B)3 117.4 117.7 117.1 NCO ratio3 0.03% 0.01% 0.02% Average FICO 771 771 771 Average booked loan-to-value (LTV) 70% 73% 73% $2.5 $2.4 $2.6 $2.6 $2.5 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $1.0 $2.0 $3.0 $4.0 Key Stats 2Q22 1Q23 2Q23 Average outstandings ($B)3 21.8 21.6 21.2 NCO ratio3 (0.00%) (0.01%) (0.05%) Average FICO 797 789 790 Average booked combined LTV 58% 58% 58%

Average Deposits ($B) Global Wealth & Investment Management Trends Business Leadership1 • No. 1 on Forbes’ Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2023), Top Women Wealth Advisors Best-in State (2023), Best-in-State Teams (2023) and Top Next Generation Advisors (2022) • No. 1 on Barron’s Top 100 Women Financial Advisors List (2023) • No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2023) • Celent Model Wealth Manager award (2023) • No. 1 in personal trust AUM(I) • Best National Private Bank by Family Wealth Report(J) and in North America by Global Private Banking(K) • Best Use of Technology and Best Digital Client Service(L) • Best Private Bank for Transfer/Succession Planning and Best Private Bank for Digital in North America(M) • Best Account Opening and Onboarding Technology(K) Note: Amounts may not total due to rounding. 1 See slide 34 for business leadership sources. 2 End of period. Loans and leases includes margin receivables which are classified in customer and other receivables on the Consolidated Balance Sheet. 3 Managed deposits in investment accounts of $39B, $39B, $48B, $48B, and $55B for 2Q23, 1Q23, 4Q22, 3Q22, and 2Q22, respectively, are included in both AUM and Deposits. Total client balances only include these balances once. Average Loans and Leases ($B) Total Revenue ($B) Client Balances ($B)2,3 $5.4 $5.4 $5.4 $5.3 $5.2 1.8 2.0 2.0 1.9 1.8 3.1 2.9 2.8 2.9 2.9 0.6 0.6 0.6 0.6 0.5 Net interest income Asset management fees Brokerage / Other 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $2.0 $4.0 $6.0 1,411 1,330 1,401 1,467 1,531 1,438 1,414 1,482 1,571 1,628 348 325 324 301 293225 228 227 221 222$3,367 $3,249 $3,387 $3,522 $3,635 AUM Brokerage / Other Deposits Loans and leases 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $1,000 $2,000 $3,000 $4,000 $219 $224 $225 $221 $219 102 105 106 106 106 57 56 54 52 51 57 60 62 60 58 Consumer real estate Securities-based lending Custom lending Credit card 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $50 $100 $150 $200 $250$364 $339 $318 $314 $295 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $100 $200 $300 $400 27

Global Banking Trends Note: Amounts may not total due to rounding. 1 See slide 34 for business leadership sources. 2 Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities. 3 Self-led deals of $50MM, $12MM, $18MM, $37MM, and $65MM for 2Q23, 1Q23, 4Q22, 3Q22, and 2Q22, respectively are embedded within Debt, Equity, and Advisory. Total Corporation IB fees excludes self-led deals. 4 Advisory includes fees on debt and equity advisory and mergers and acquisitions. Average Deposits ($B)Business Leadership1 • World’s Most Innovative Bank – 2023, Most Innovative Bank in North America(N) • World’s Best Digital Bank, World’s Best Bank for Financing, North America’s Best Digital Bank, North America’s Best Bank for Small to Medium-sized Enterprises, North America’s Best Bank for Sustainable Finance(M) • Best Bank for Payment & Collections in North America(O) • Model Bank award for Product Innovation in Cash Management – 2023, for CashPro Mobile, CashPro Forecasting, and CashPro API(P) • World's Best Bank for Supply Chain Finance(Q) • 2022 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management(R) • Relationships with 73% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2022) Average Loans and Leases ($B) Total Revenue ($B)2 Total Corporation IB Fees ($MM)3 $5.0 $5.6 $6.4 $6.2 $6.5 2.6 3.3 3.9 3.9 3.7 0.7 0.7 0.7 0.7 0.70.9 0.8 0.7 0.7 0.70.7 0.8 1.1 0.9 1.3 Net interest income IB fees Service charges All other income 2Q22 3Q22 4Q22 1Q23 2Q23 $0.0 $2.5 $5.0 $7.5 662 616 414 644 600 139 156 189 168 287 392 432 486 363 375 $1,128 $1,167 $1,071 $1,163 $1,212 Debt Equity Advisory 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $500 $1,000 $1,500 186 194 192 193 196 177 177 175 175 174 13 13 13 13 13 $377 $384 $380 $381 $383 Commercial Corporate Business Banking 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $100 $200 $300 $400 4 $509 $495 $503 $493 $498 Noninterest-bearing Interest-bearing 2Q22 3Q22 4Q22 1Q23 2Q23 $0 $200 $400 $600 28 72% 65% 55% 48% 42% 28% 35% 45% 52% 58%

Global Markets Trends and Revenue Mix Note: Amounts may not total due to rounding. 1 See slide 34 for business leadership sources. 2 Represents a non-GAAP financial measure. Reported Global Markets revenue was $10.5B for 2023 YTD. Reported sales and trading revenue was $9.4B, $8.9B, $8.6B, and $8.8B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Reported FICC sales and trading revenue was $6.1B, $5.2B, $5.2B, and $5.9B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. Reported Equities sales and trading revenue was $3.2B, $3.7B, $3.5B, and $2.9B for 2023 YTD, 2022 YTD, 2021 YTD, and 2020 YTD, respectively. See note E on slide 33 and slide 36 for important presentation information. 3 S&T stands for sales & trading. Macro products include currencies, interest rates, and commodities products. 4 See note F on slide 33 for definition of VaR. 2023 YTD Global Markets Revenue Mix (excl. net DVA)2 Business Leadership1 • World's Best Bank for Markets(M) • North America's Best Bank for Sustainable Finance(M) • Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Interest Rate Derivatives, and Commodities Derivatives(S) • Commodity Derivatives House and Americas ESG Financing House(T) • Best CLO Arranger of the Year, Best Loan Secondary Trading Desk of the Year, Best CLO Tranche Trading Desk of the Year, Best CLO Research House(U) • No. 1 All-America Sales Team in Equities Idea Generation(V) • No. 1 Municipal Bonds Underwriter(W) • No. 2 Global Research Firm(V) 2023 YTD Total FICC S&T3 Revenue Mix (excl. net DVA)2 Total Sales and Trading Revenue (excl. net DVA) ($B)2 Average Trading-Related Assets ($B) and VaR ($MM)4 $8.7 $8.7 $8.6 $9.4 5.9 5.2 5.0 6.2 2.9 3.5 3.7 3.2 FICC Equities 2020 YTD 2021 YTD 2022 YTD 2023 YTD $0.0 $2.5 $5.0 $7.5 $10.0 $485 $534 $601 $624 $65 $76 $99 $93 Avg. trading-related assets Avg. VaR 2020 YTD 2021 YTD 2022 YTD 2023 YTD $0 $250 $500 $750 $0 $50 $100 $150 61% 39% U.S. / Canada International 43% 57% Credit / Other Macro3 29

Additional Presentation Information

2023 YTD Consumer Payment Spend of $2.1T is up 5% YoY Payment Spend1 ($ and Transaction Volume) Quarterly YoY % Growth 31 2023 YTD Credit and Debit2,3 YoY % Growth Credit and debit spend up 4%; transactions up 5% $ Volume Transaction # 2Q 19 3Q 4Q 1Q 20 2Q 3Q 4Q 1Q 21 2Q 3Q 4Q 1Q 22 2Q 3Q 4Q 1Q 23 2Q (25)% 0% 25% 50% 10% (11%) 6% 0% 6% 10% 0% 5% 3% 4% $ Volume Transaction # Travel & Entertainment Gas Food Retail Services Payment Spend1 ($ Volume) and YoY % Growth $1.4T $1.8T $2.0T $2.1T (3%) 25% 13% 5% 2020 YTD 2021 YTD 2022 YTD 2023 YTD 4% 2% 2023 YTD YoY Change in Payment Transaction Volume 5% 5% 15% (5%) Credit/Debit ACH/Wire P2P/P2B Cash/Check % of YTD Volume 78% 11% 7% 5% 4 Note: Amounts may not total due to rounding. 1 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash, and checks. 2 Includes consumer and small business credit card portfolios in Consumer Banking and GWIM. 3 Excludes credit and debit money transfers, charitable donations, and miscellaneous categories with immaterial volume. 4 P2P stands for person-to-person. P2B stands for person-to-business.

Commercial Real Estate Loans 32 21.2% 6.9% 12.5% 7.1% 4Q09 2Q23 Total Commercial loans Total loans and leases Commercial Real Estate as a Percent of: Geographic Distribution ($B) $16.6 22% $14.2 19% $13.8 19% $9.5 13% $7.0 9% $6.2 8% Northeast California Southeast Southwest Midwest Midsouth Northwest Other Non-US Office Portfolio Scheduled Maturities ($B) $18.3 25% $14.4 19% $11.2 15% $5.8 8% $5.7 8% $14.4 19% Office Industrial/ Warehouse Multi-family rental Shopping centers/Retail Hotel/Motels Multi-use Residential Other ~$74B Distribution by Property Type ($B) $2.4 3%$2.0 3% $2.8 4% $1.4 2% $3.0 4% $2.8 $6.3 $3.0 $6.0 2H23 2024 2025 2026 and beyond • ~75% Class A property type • ~55% origination LTV • ~4% NPL to loans • $4.5B reservable criticized exposure ◦ ~80% LTV1 • NCOs $71MM in 2Q23 ~$74B Note: Amounts may not total due to rounding. 1 Based on properties appraised between January 1, 2023 and June 30, 2023.

Notes

A Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

B Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

C Pretax, pre-provision income (PTPI) at the consolidated level is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Similarly, PTPI at the segment level is a non-GAAP financial measure calculated by adjusting the segments' pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Corporation's ability to generate earnings to cover credit losses through a credit cycle as well as provides an additional basis for comparing the Corporation's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. See reconciliation below.

	2Q23			1Q23			2Q22		
$ Millions	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**	**Pretax Income (GAAP)**	**Provision for Credit Losses (GAAP)**	**Pretax, Pre-provision Income**
Consumer Banking	$ 3,804	$ 1,267	$ 5,071	$ 4,144	$ 1,089	$ 5,233	$ 3,827	$ 350	$ 4,177
Global Wealth & Investment Management	1,304	13	1,317	1,223	25	1,248	1,525	33	1,558
Global Banking	3,634	9	3,643	3,500	(237)	3,263	2,050	157	2,207
Global Markets	1,526	(4)	1,522	2,328	(53)	2,275	1,385	8	1,393
All Other	(2,099)	(160)	(2,259)	(1,972)	107	(1,865)	(1,792)	(25)	(1,817)
Total Corporation	$ 8,034	$ 1,125	$ 9,159	$ 9,089	$ 931	$ 10,020	$ 6,892	$ 523	$ 7,415

D Interest rate sensitivity as of June 30, 2023, reflects the pretax impact to forecasted net interest income over the next 12 months from June 30, 2023 resulting from an instantaneous parallel shock to the market-based forward curve. The sensitivity analysis assumes that we take no action in response to this rate shock and does not assume any change in other macroeconomic variables normally correlated with changes in interest rates. As part of our asset and liability management activities, we use securities, certain residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity. The behavior of our deposit portfolio in the forecast is a key assumption in our projected estimate of net interest income. The sensitivity analysis assumes no change in deposit portfolio size or mix from our baseline forecast in alternate rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher yielding deposits or market-based funding would reduce our benefit in those scenarios.

E Revenue for all periods included net debit valuation adjustments (DVA) on derivatives, as well as amortization of own credit portion of purchase discount and realized DVA on structured liabilities. Net DVA gains (losses) were ($102MM), $14MM and $158MM for 2Q23, 1Q23 and 2Q22, respectively, and ($88MM), $227MM, ($36MM) and $39MM for 2023 YTD, 2022 YTD, 2021 YTD and 2020 YTD, respectively. Net DVA gains (losses) included in FICC revenue were ($97MM), $11MM and $160MM for 2Q23, 1Q23 and 2Q22, respectively, and ($86MM), $220MM, ($37MM) and $29MM for 2023 YTD, 2022 YTD, 2021 YTD and 2020 YTD, respectively. Net DVA gains (losses) included in Equities revenue were ($5MM), $3MM and ($2MM) for 2Q23, 1Q23 and 2Q22, respectively, and ($2MM), $7MM, $1MM and $10MM for 2023 YTD, 2022 YTD, 2021 YTD and 2020 YTD, respectively.

F VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Using a 95% confidence level, average VaR was $43MM, $42MM and $36MM for 2Q23, 1Q23 and 2Q22 respectively, and $43MM, $33MM, $29MM and $24MM for 2023 YTD, 2022 YTD, 2021 YTD and 2020 YTD, respectively.

33

Business Leadership Sources (A) Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data. (B) Javelin 2023 Online and Mobile Banking Scorecards. (C) FDIC, 1Q23. (D) Global Finance, March 2023. (E) Global Finance, August 2022. (F) Global Finance, December 2022. (G) J.D. Power 2023 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards. (H) J.D. Power 2023 U.S. Retail Banking Advice Satisfaction Study. For more information, visit jdpower.com/awards. (I) Industry Q1-23 FDIC call reports. (J) Family Wealth Report, 2023. (K) Global Private Banking Innovation Award, 2023. (L) PWM, 2023. (M) Euromoney, 2023. (N) Global Finance, 2023. (O) Global Finance Treasury & Cash Management Awards, 2023. (P) Celent, 2023. (Q) Global Finance Trade & Supply Chain Finance Awards, 2023. (R) Greenwich, 2023. (S) GlobalCapital, 2022. (T) IFR, 2022. (U) DealCatalyst, 2022. (V) Institutional Investor, 2022. (W) Refinitiv, 2023 YTD. 34

Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2022 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and the Coronavirus Aid, Relief, and Economic Security Act and any similar or related rules and regulations; a failure or disruption in or breach of the Corporation’s operational or security systems or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on U.S. and/or global financial market conditions and our business, results of operations, financial condition and prospects; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the possible expansion of such conflict and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 35

Important Presentation Information 36 • The information contained herein is preliminary and based on Corporation data available at the time of the earnings presentation. It speaks only as of the particular date or dates included in the accompanying slides. Bank of America does not undertake an obligation to, and disclaims any duty to, update any of the information provided. • The Corporation may present certain metrics and ratios, including year-over-year comparisons of revenue, noninterest expense and pretax income, excluding certain items (e.g., DVA) that are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release for the quarter ended June 30, 2023, and other earnings-related information available through the Bank of America Investor Relations website at: https://investor.bankofamerica.com/quarterly-earnings. • The Corporation presents certain key financial and nonfinancial performance indicators that management uses when assessing consolidated and/or segment results. The Corporation believes this information is useful because it provides management with information about underlying operational performance and trends. KPIs are presented in 2Q23 Financial Results on slide 9 and on the Summary Income Statement for each segment. • The Corporation also views net interest income and related ratios and analyses on a fully taxable-equivalent (FTE) basis, which when presented on a consolidated basis are non-GAAP financial measures. The Corporation believes managing the business with net interest income on an FTE basis provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that the presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The FTE adjustment was $135MM, $134MM, $123MM, $106MM and $103MM for 2Q23, 1Q23, 4Q22, 3Q22 and 2Q22, respectively. • The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, in the first quarter of 2023, the Corporation adjusted the amount of capital being allocated to its business segments.